Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Pivotal Holdings Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Units, each consisting of one Class A Ordinary Share, $0.0001 par value, and one-third of one warrant (2)	457(c) and 457(f)(1)	5,742,417	$10.12 (7)	$58,113,260.04	0.0001091	$6,340.16

Fees Previously Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share (3)	457(c) and 457(f)(1)	159,716,814	$9.88 (8)	$1,578,002,122.32	0.0001091	$172,160.03

Fees Previously Paid	Equity	Warrants (4)	457(c) and 457(f)(1)	17,433,333	$0.81 (9)	$14,120,999.73	0.0001091	$1,540.60

Fees Previously Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share, issuable upon exchange of Warrants (5)(6)	457(g)	17,433,333	$11.50 (10)	$200,483,329.50	0.0001091	$21,872.73

		Total Offering Amounts				$1,850,719,711.59		$201,913.52

		Total Fees Previously Paid						$201,913.52

		Net Fee Due						$0
(1)

All securities being registered are issued by Pivotal Holdings Corp, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (“Holdings”), in connection with the proposed business combination described in the enclosed proxy statement/prospectus (the “Business Combination”) among Holdings, Swvl Inc., a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands (“Swvl”), Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (“SPAC”), Pivotal Merger Sub Company I, a Cayman Islands exempted company with limited liability and wholly owned subsidiary of Holdings (“Cayman Merger Sub”), and Pivotal Merger Sub Company II Limited, a British Virgin Islands business company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of SPAC (“BVI Merger Sub”). Upon the consummation of the Business Combination, Holdings will change its name to “Swvl Holdings Corp”.

(2)

Consists of up to 5,742,417 units of Holdings (each, a “Holdings Unit”), with each Holdings Unit consisting of one Class A ordinary share, par value $0.0001, of Holdings (each, a “Holdings Common Share A”) and one-third of one warrant of Holdings (each whole warrant exercisable for one Holdings Common Share A) (each whole warrant, a “Holdings Warrant”). The Holdings Units are issuable in exchange for up to 5,742,417 units of SPAC (each, a “SPAC Unit”), with each SPAC Unit consisting of one Class A ordinary share, par value $0.0001, of SPAC (each, a “SPAC Class A Ordinary Share”) and one-third of one warrant of SPAC (each whole warrant exercisable for one SPAC Class A Ordinary Share) (each whole warrant, a “SPAC Warrant”). Upon the consummation of the Business Combination, all Holdings Units will be separated into their component securities.

(3)

Consists of (a) 34,500,000 Holdings Common Shares A to be issued to holders of SPAC Class A Ordinary Shares, including SPAC Class A Ordinary Shares included in the outstanding SPAC Units, (b) 8,625,000 Holdings Common Shares A to be issued to holders of SPAC Class B Ordinary Shares and (c) up to 116,591,814 Holdings Common Shares A to be issued to the existing securityholders of Swvl, including (i) 92,339,965 Holdings Common Shares A to be issued to existing holders of Swvl’s ordinary common shares A of no par value (“Swvl Common Shares A”), ordinary common shares B of no par value (“Swvl Common Shares B”), preferred shares of no par value and outstanding convertible notes (excluding the exchangeable notes issued in connection with the entry into the Business Combination Agreement) upon the consummation of the Business Combination, (ii) up to 9,251,849 Holdings Common Shares A that may be issued after consummation of the Business Combination to holders of existing options to purchase Swvl Common Shares B (“Swvl Options”) and (iii) up to 15,000,000 Holdings Common Shares A that may be issued after consummation of the Business Combination pursuant to the earnout provisions of the business combination agreement described in the enclosed proxy statement/prospectus (the “Business Combination Agreement”).

(4)

Consists of Holdings Warrants issuable in the Business Combination in exchange for (a) 11,500,000 SPAC Warrants that were sold as part of the SPAC Units in SPAC’s initial public offering and (b) 5,933,333 SPAC Warrants that were sold to SPAC’s sponsor in a private placement.

(5)	Consists of Holdings Common Shares A issuable upon exercise of Holdings Warrants.
(6)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7)	Based on the average of the high and low trading prices of the SPAC Units on September 21, 2021, pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act.
(8)	Based on the average of the high and low trading prices of the SPAC Class A Ordinary Shares on September 21, 2021, pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act.
(9)	Based on the average of the high and low trading prices of the SPAC Warrants on September 21, 2021, pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act.
(10)	Based on the exercise price of the Holdings Warrants, pursuant to Rule 457(g) promulgated under the Securities Act.

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